                                                                   EXHIBIT 10.14


                               AMENDMENT NO. 1 TO:

                          EMPLOYMENT AGREEMENT BETWEEN
                       APPLIED ANALYTICAL INDUSTRIES INC.
                            AND FREDERICK D. SANCILIO


     THIS AMENDMENT No. 1 dated March 26, 1999, to this AGREEMENT made as of the 17th day of November, 1995, by and between Applied Analytical Industries, Inc., a Delaware corporation (hereinafter referred to as the "Company"), and Frederick
D. Sancilio, Ph.D. (hereinafter referred to as "Employee").

                                   WITNESSETH:

     WHEREAS:

     A. The Company Board of Directors, has unanimously acted to increase Employee compensation pursuant to Paragraph 5(A) and to amend Paragraph 5 (d) to increase the amount of fringe benefits available to Employee.

     NOW, THEREFORE, in consideration of good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

     1. Paragraph 5 (d) is hereby amended by increasing the aggregate yearly amount of fringe benefits from $10,000 to $35,000. Thus, original paragraph 5
(d) is replaced in its entirety with the following new paragraph 5 (d):

          "(d) Perquisites. During the Term of Employment, Employee shall be entitled to perquisites of office, including without limitation air travel privileges, office facilities and secretarial staff, and to fringe benefits including, without limitation, payment or reimbursement of membership dues in one country club and one luncheon club, and of tax return preparation and advisory fees, at least equal to and on the same terms and conditions as those provided to Employee on the date of this Agreement (all such fringe benefits, however, not in the aggregate to exceed $35,000 per year), as well as to reimbursement, upon proper accounting, of all reasonable expenses and disbursements incurred by him in the course of his duties, including, without limitation, membership fees and dues in various professional, trade and civic organizations, societies and associations which the Company has heretofore paid or reimbursed. Employee agrees to furnish an appropriate model automobile for his use for business purposes, for which the Company shall pay Employee a monthly automobile allowance of $750. The Company shall also pay or reimburse the airfare of Employee's spouse if she accompanies him on any business trip that exceeds two weeks' duration, and shall indemnify and hold Employee harmless against any income tax liability he incurs as a result of such payment or reimbursement or this indemnity."

     2. All other terms and conditions of the Agreement remain in full force and effect.


     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its proper representative and Employee has hereunto set his hand as of the date first above written.

                                         APPLIED ANALYTICAL INDUSTRIES, INC.



                                         By   /s/ Eugene T. Haley
                                              ----------------------------------
                                         Title Executive Vice President,
                                              Chief Financial Officer
[Seal]


Attest:

/s/  Albert Cavagnaro
-----------------------------------
Asst. Secretary

                                         EMPLOYEE:



                                         /s/ Frederick D. Sancilio
                                         ---------------------------------------
                                         Frederick D. Sancilio, Ph.D.